Exhibit 5.1

January 9, 2026

Addentax Group Corp.

Kingkey 100, Block A, Room 4805

Luohu District, Shenzhen City, China 518000

Ladies and Gentlemen:

We have acted as counsel for Addentax Group Corp., a Nevada corporation (the “Company”), in connection with the preparation and filing of a post-effective amendment to the Registration Statement on Form S-1 (File No. 333-269409) (the “Registration Statement”), including a related prospectus filed with the Registration Statement (the “Prospectus”), with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), covering the resale by selling stockholders named in the prospectus contained in the Registration Statement, from time to time, of up to a total of 57,520,505 shares of common stock (the “Shares”), par value $0.001 per share, of the Company, consisting of (i) 8,218,655 shares of common stock issuable upon the conversion of the Company’s senior secured convertible notes (the “Notes”) issued to the selling stockholders pursuant to the securities purchase agreement, dated as of January 4, 2023, by and between the Company and the selling stockholders (the “PIPE Securities Purchase Agreement”); (ii) 8,218,654 additional shares of common stock that the Company is required to register pursuant to a registration rights agreement dated January 4, 2023 (the “Registration Rights Agreement”) between the Company and certain selling stockholders obligating the Company to register 200% of the maximum number of shares of common stock issuable upon conversion of the Notes; (iii) 20,506,598 shares of common stock issued or issuable upon the exercise of warrants (the “PIPE Warrants”) that were issued pursuant to the PIPE Securities Purchase Agreement; (iv) 20,506,598 additional shares of common stock that the Company is required to register pursuant to the Registration Rights Agreement between the Company and certain selling stockholders obligating the Company to register 200% of the maximum number of shares of common stock issuable upon exercise of the PIPE Warrants; and (v) up to 70,000 shares of common stock issued or issuable upon the exercise of placement agent warrants (the “Placement Agent Warrants”) that were issued to the placement agent pursuant to the PIPE placement agency agreement (the “PIPE Placement Agency Agreement”), dated as of January 4, 2023. All share numbers presented in this opinion letter give effect to a 1-for-10 reverse stock split of the Company, effective June 30, 2023, and applicable price-based anti-dilution adjustments, and fractional shares were rounded up to the nearest whole share. The Notes, the PIPE Warrants and the Placement Agent Warrants are collectively referred to as the “Securities.” This opinion is being rendered in connection with the filing of the Registration Statement with the Commission.

In connection with this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of

(i) The Registration Statement, and all exhibits thereto;

(ii) The PIPE Securities Purchase Agreement, including its amendments;

(iii) The PIPE Placement Agency Agreement;

(iv) The Securities;

(v) The Registration Rights Agreement;

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036 T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW

(vi) The Waiver and Ratification Agreement, dated July 13, 2023, by and between the Company and HB Fund LLC;

(vii) The Amendment to the Notes, by and between the Company and Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B;

(viii) The resolutions of the Company’s Board of Directors adopted on January 4, 2023 and January 10, 2023 relating to the authorization for the Registration Statement, the issuance and sale of the Securities and other related matters; and

(ix) such other corporate records, certificates and other records and documents that we have deemed appropriate.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate

Based on the foregoing, and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that, the Shares, when issued in accordance with the terms of the Securities (including the payment of any conversion or exercise price specified therein), will be duly authorized, validly issued, fully paid and non-assessable.

The opinions expressed in this opinion letter are limited to Chapter 78 of the Nevada Revised Statutes and the reported judicial decisions interpreting such statute and provisions, the laws of the state of New York and the federal laws of the United States of America. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (a) any other laws of the State of Nevada; (b) the laws of any other jurisdiction; or (c) the laws of any county, municipality or other political subdivision or local governmental agency or authority.

This opinion speaks only as of the date hereof and we assume no obligation to update or supplement this opinion if any applicable laws change after the date of this opinion or if we become aware after the date of this opinion of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance.

We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP
Sichenzia Ross Ference Carmel LLP

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036 T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW